Exhibit 99.1
Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year of 2005
•	Fourth Quarter Sales Increase More than 7% Sequentially

•	Gross Margins Exceed Forecast, Up 340 basis points Sequentially

•	Internal and Channel Inventories are at the Lowest Level in More than Two Years

•	Strong Backlog Position and Low Inventories Drive Above-Seasonal First Quarter Guidance
Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the fourth quarter and full year ended December 25, 2005. Fairchild reported fourth quarter sales of $370.8 million, a 7% increase from the prior quarter and 2% lower than the fourth quarter of 2004.
Fairchild reported a fourth quarter net loss of $4.7 million or $0.04 per share compared to a net loss of $20.8 million or $0.17 per share in the prior quarter and net income of $15.8 million or $0.13 per diluted share in the fourth quarter of 2004. Gross margin was 24.2%, 340 basis points higher sequentially and 140 basis points lower than in the fourth quarter of 2004. Included in the net loss for the quarter was $14.5 million of tax expense related to the repatriation of foreign earnings under the American Jobs Creation Act (AJCA) of 2004. We recorded $3.4 million of impairments for certain manufacturing assets in our Mountain Top, Pennsylvania fab and $1.3 million in restructuring charges primarily for employee severance. Finally, we recorded $17.6 million of net proceeds from the previously announced settlement of our lawsuit against Sumitomo Bakelite as well as an increase of $6.9 million in our reserve for related customer claims, resulting in a $10.7 million favorable net impact for the quarter.
Fairchild reported fourth quarter pro forma net income of $13.6 million or $0.11 per diluted share, significantly better than the pro forma net loss of $3.0 million or $0.03 per share in the prior quarter and lower than the pro forma net income of $24.8 million or $0.21 per diluted share in the fourth quarter of 2004. Pro forma net income (loss) excludes amortization of acquisition-related intangibles, restructuring and impairments, litigation settlement proceeds, charges for potential settlement losses, impact of tax repatriation and other items.
Full year revenues for 2005 were $1425.1 million, a decrease of 11% compared to $1603.1 million in 2004. Fairchild reported a net loss of $241.2 million or $2.01 per share in 2005, compared to net income of $59.2 million or $0.48 per diluted share in 2004. On a pro forma basis, the company reported 2005 net income of $20.9 million or $0.17 per diluted share, compared to $109.9 million or $0.89 per diluted share in 2004.
“We had a strong finish to 2005, a year of major transition for Fairchild, by delivering solid fourth quarter sales and gross margin growth,” said Mark Thompson, Fairchild’s president and CEO. “During 2005, we improved the management of our distribution supply chain by focusing primarily on channel sell-through, which has helped us to reduce internal inventories by more than 20% and channel inventories about 16% compared to 2004. Our tighter management of the channel has allowed us to increase sell-through approximately 4% sequentially in the fourth quarter, to the highest level in more than four years. Inventories entering 2006 are now at or below our targets with internal inventories at about 9 weeks of supply and channel inventories at approximately 11 weeks. We also significantly reduced our capital expenditures during 2005 to $97 million, or slightly less than 7% of sales, well below the $190 million or 12% of sales we spent in 2004.
“We enter 2006 with great momentum and a clear strategy to succeed,” explained Thompson. “We’re focused on improving gross margins by increasing the mix of our leadership new products while we use our lean capital budget to drive a disciplined approach to reduce the mix of our lower margin products. The recently announced sale of our lower margin LED lamps and display product line is also indicative of our commitment to divest, harvest or exit businesses that are non-core and we expect to continue this effort in 2006. It’s an exciting time at Fairchild as we enter the new year with a very lean supply chain, better channel management, compelling new products, and a disciplined approach to improving our product mix.”
End Markets
“Sales were solid across all the end markets with particular strength in products supporting computing, consumer and industrial applications,” said Thompson. “Bookings outpaced even our strong sales growth during the fourth quarter driven by a combination of broad end market demand and longer lead times. In addition to higher order rates for products supporting notebook and desktop applications, bookings for products serving the display end market increased significantly. Order rates were strong for our products across virtually all segments of the consumer and industrial end markets. Booking levels in the other end markets were generally higher than a quarter ago.”
Design Wins and New Products
“We won a number of key designs in a variety of fast growing end markets during the fourth quarter,” stated Thompson. “We more than doubled the order rate of our analog switches in 2005 which resulted in record sales as we gained important designs in a variety of handset and ultra-portable applications. We booked record demand for our highly energy efficient FPS™ power switches during the fourth quarter, driven in part by new design wins in battery charger, LCD monitor and television applications. Our latest integrated DC/DC converters and high speed USB switches also won a number of handset designs during the quarter. We shipped our first µSerDes™ units in the fourth quarter and are ramping this line of proprietary interface products targeted to clamshell and slider handset applications in 2006. We have 43 design wins to date at 20 separate handset and consumer electronics customers and expect to significantly increase this design-in base throughout 2006. We’re building a solid line-up of new products that we expect will drive higher margins in the future.”
Fourth Quarter and Full Year Financials
“We delivered improved financial results on the strength of higher sales and a better product mix in the fourth quarter,” said Thompson. “Analog sales were up more than 12% sequentially which helped to improve our overall product mix. This better mix, combined with lower depreciation expenses and higher factory utilization, helped us to increase overall gross margins 340 basis points from the prior quarter. In our focus business, analog and power products, gross margins were up a very solid 430 basis points to nearly 26%.
“During the fourth quarter we increased our cash and marketable investments to $545.9 million and generated $65.6 million in cash flow from operations,” stated Thompson. “We reduced internal inventories another $15.8 million and enter the new year with a very lean supply chain.
“Our full year results reflect the inventory correction in the industry and the significant actions we initiated within Fairchild to reduce inventories and improve our product mix,” said Thompson. “Even with sales down 11% in 2005 compared to 2004, we were still able to generate $150.7 million in cash flow from operations and reduce our debt, net of cash and marketable investments, to a record low $100.7 million.”
First Quarter and Full Year Guidance
“We expect first quarter revenues to increase 5 — 7% sequentially due to our higher starting backlog position and our return to shipping at levels more in line with end market demand,” said Thompson. “We forecast gross margins to increase another 200 — 300 basis points sequentially, exclusive of stock based compensation expense, as we benefit from the full effect of lower depreciation expense, higher factory utilization and better product mix. Our fiscal calendar has 53 weeks in 2006 with the extra week falling in the first quarter. Our first quarter guidance also does not include any revenue from our recently divested LED lamp and display business, which was more than 2% of our fourth quarter 2005 sales, or about $8 million. Beginning in the first quarter of 2006, we are required to expense stock based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R Share Based Payment. We forecast this expense to be approximately $4.0 — 4.5 million in the first quarter of 2006.
“For our general guidance for the full year of 2006, we expect sales to grow at or above the market rate for our analog and power businesses while our standard products will be roughly flat to down a few percent compared to 2005,” stated Thompson. “We remain committed to our gross margin improvement goals that have us reaching 30% in 2006 and mid-30% in 2007. We expect R&D and SG&A expenses exclusive of stock based compensation expense, to increase slightly from the 2005 average of mid-19% of sales to a range of 19.5% — 20.0% of sales in 2006 due primarily to higher bonus accruals. We forecast capital spending to be in the 6 — 8% of sales range again in 2006. We also plan on the effective tax rate remaining at 25% for 2006. Finally, we expect our stock based compensation expense to remain at roughly the same quarterly run rate as the first quarter throughout all of 2006.
“We made excellent progress in 2005 by improving our management of the distribution channel, reducing inventories throughout the supply chain and reducing our capital spending and ultimately depreciation expense,” said Thompson. “Our focus in 2006 is on improving our product mix, delivering more new leadership analog and integrated power products while reducing our exposure to lower margin standard products. 2006 holds great promise for Fairchild as we execute our clear strategy to improve the quality of our business and improve financial results.”
This press release is accompanied by pro forma statements of operations (which exclude amortization of acquisition-related intangibles, restructuring and impairments, litigation settlement proceeds, charges for potential settlement losses, impact of tax repatriation and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results. Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents the pro forma consolidated statement of operations because its management uses it as an additional measure of the company’s operating performance, and management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining pro forma results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.
About Fairchild Semiconductor:
Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.
Special Note on Forward Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees, order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s Web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.
Fairchild Semiconductor International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25,	September 25,	December 26,	December 25,	December 26,
	2005	2005	2004	2005	2004
Total revenue	$370.8	$345.5	$379.4	$1,425.1	$1,603.1
Cost of sales	280.9	273.8	282.1	1,110.8	1,154.8

Gross profit	89.9	71.7	97.3	314.3	448.3

Operating expenses:
Research and development	19.4	19.7	19.7	77.6	82.0
Selling, general and administrative	47.8	51.8	44.1	194.5	176.0
Amortization of acquisition-related intangibles	5.8	5.9	6.1	23.9	26.0
Restructuring and impairments	4.7	4.2	2.2	16.9	18.6
Reserve for potential settlement losses	6.9	—	—	6.9	11.0

Total operating expenses	84.6	81.6	72.1	319.8	313.6

Operating income (loss)	5.3	(9.9)	25.2	(5.5)	134.7
Interest expense, net	6.0	6.1	12.7	28.1	53.5
Other (income) expense	(17.6)	(3.4)	—	2.9	8.4

Income (loss) before income taxes	16.9	(12.6)	12.5	(36.5)	72.8

Provision (benefit) for income taxes	21.6	8.2	(3.3)	204.7	13.6

Net income (loss)	$(4.7)	$(20.8)	$15.8	$(241.2)	$59.2

Net income (loss) per common share:
Basic	$(0.04)	$(0.17)	$0.13	$(2.01)	$0.50

Diluted	$(0.04)	$(0.17)	$0.13	$(2.01)	$0.48

Weighted average common shares:
Basic	120.3	120.0	119.6	120.2	119.5

Diluted	120.3	120.0	122.2	120.2	123.5

Fairchild Semiconductor International, Inc.
Reconciliation of Net Income (Loss) To Pro Forma Net Income (Loss)
(In millions)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25,	September 25,	December 26,	December 25,	December 26,
	2005	2005	2004	2005	2004
Net income (loss)	$(4.7)	$(20.8)	$15.8	$(241.2)	$59.2
Adjustments to reconcile net income (loss) to pro forma net income (loss):
Restructuring and impairments	4.7	4.2	2.2	16.9	18.6
Distributor sales reserves associated with product discontinuations (1)	—	—	—	—	(2.1)
Inventory charge associated with restructuring (2)	—	—	—	—	0.3
Costs associated with the redemption of 10 1/2% Notes (3)	—	—	—	23.9	—
Reserve for potential settlement losses	6.9	—	—	6.9	11.0
Write off (recovery) of equity investments (3)	—	(0.7)	—	(0.7)	8.4
Litigation settlement received, net (3)	(17.6)	(2.7)	—	(20.3)	—
Accelerated depreciation on assets to be abandoned (4)	—	5.0	—	5.0	—
Amortization of acquisition-related intangibles	5.8	5.9	6.1	23.9	26.0
Associated tax effects of above	4.0	6.1	0.7	(3.3)	(11.5)
Reserve for deferred tax asset (5)	—	—	—	195.3	—
Repatriation tax effect (5)	14.5	—	—	14.5	—

Pro forma net income (loss)	$13.6	$(3.0)	$24.8	$20.9	$109.9

Fairchild Semiconductor International, Inc.
Pro Forma Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 25,	September 25,	December 26,	December 25,	December 26,
	2005	2005	2004	2005	2004
Pro forma total revenue	$370.8	$345.5	$379.4	$1,425.1	$1,601.0
Pro forma cost of sales	280.9	273.0	282.1	1,110.0	1,154.5

Pro forma gross profit	89.9	72.5	97.3	315.1	446.5

Pro Forma Operating expenses:
Research and development	19.4	19.7	19.7	77.6	82.0
Pro forma selling, general and administrative	47.8	47.6	44.1	190.3	176.0

Total pro forma operating expenses	67.2	67.3	63.8	267.9	258.0

Pro forma operating income	22.7	5.2	33.5	47.2	188.5
Interest expense, net	6.0	6.1	12.7	28.1	53.5

Pro forma income (loss) before income taxes	16.7	(0.9)	20.8	19.1	135.0
Pro forma provision (benefit) for income taxes	3.1	2.1	(4.0)	(1.8)	25.1

Pro forma net income (loss)	$13.6	$(3.0)	$24.8	$20.9	$109.9

Pro forma net income (loss) per common share:
Basic	$0.11	$(0.03)	$0.21	$0.17	$0.92

Diluted	$0.11	$(0.03)	$0.21	$0.17	$0.89

Weighted average common shares:
Basic	120.3	120.0	119.6	120.2	119.5

Diluted (6)	122.8	120.0	128.9	122.4	123.5

Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance.
Pro forma net income (loss) and pro forma net income (loss) per share should not be considered as alternatives to net income (loss), net income (loss) per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Pro forma consolidated statements of operations are intended to present the company’s operating results, excluding items described above, for the periods presented.

(1)	Recorded in Total revenue

(2)	Recorded in Cost of sales

(3)	Recorded in Other (income) expense

(4)	$0.8 million recorded in Cost of sales and $4.2 million recorded in Selling, general and administrative

(5)	Recorded in Provision (benefit) for income taxes

(6)	The diluted proforma net income per common share calculation for the three months ended September 26, 2004 includes a reduction of $1.7 million and $5.1 million, respectively, in interest expense, net of tax, as if the company’s 5.0% convertible senior subordinated notes had been converted as of the beginning of the period presented. Accordingly, the diluted weighted average common shares for the three months ended September 26, 2004 includes 6.7 million of common stock equivalents.

Fairchild Semiconductor International, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 25,	September 25,	December 26,
	2005	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$330.7	$334.2	$146.3
Short-term marketable securities	182.5	106.4	422.1
Receivables, net	128.6	140.6	154.0
Inventories	200.5	216.3	253.9
Other current assets	32.2	37.9	56.1

Total current assets	874.5	835.4	1,032.4

Property, plant and equipment, net	635.0	635.1	664.1
Intangible assets, net	126.1	131.9	151.6
Goodwill	229.9	229.9	229.9
Long-term marketable securities	32.7	64.0	124.0
Other assets	30.1	31.8	174.5

Total assets	$1,928.3	$1,928.1	$2,376.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4.5	$4.5	$3.3
Accounts payable	95.2	96.2	118.2
Accrued expenses and other current liabilities	128.9	131.1	165.1

Total current liabilities	228.6	231.8	286.6

Long-term debt, less current portion	642.1	643.2	845.2
Other liabilities	49.1	44.4	15.6

Total liabilities	919.8	919.4	1,147.4

Total stockholders’ equity	1,008.5	1,008.7	1,229.1

Total liabilities and stockholders’ equity	$1,928.3	$1,928.1	$2,376.5

Fairchild Semiconductor International, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Twelve Months Ended
	December 25,	December 26,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(241.2)	$59.2
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	150.2	175.1
Non-cash restructuring and impairments expense	7.6	0.4
Deferred income taxes, net	183.7	4.9
Other	12.2	3.6
Changes in operating assets and liabilities, net of acquisitions	38.2	1.5

Cash provided by operating activities	150.7	244.7

Cash flows from investing activities:
Capital expenditures	(97.4)	(190.3)
Purchase of marketable securities	(591.3)	(936.2)
Sale of marketable securities	899.5	783.9
Maturity of marketable securities	20.6	58.9
Other	(2.5)	4.1

Cash provided by (used in) investing activities	228.9	(279.6)

Cash flows from financing activities:
Repayment of long-term debt	(356.4)	(3.4)
Issuance of long-term debt	154.5	—
Proceeds from issuance of common stock and from exercise of stock options, net	15.7	24.0
Other	(9.0)	(8.9)

Cash provided by (used in) financing activities	(195.2)	11.7

Net change in cash and cash equivalents	184.4	(23.2)
Cash and cash equivalents at beginning of period	146.3	169.5

Cash and cash equivalents at end of period	$330.7	$146.3